MANAGED MUNICIPALS PORTFOLIO INC.
10f-3 REPORT
October 1, 1997 through March 31, 1998



			Trade				     Par		Purchase
	% of
Issuer			Date	Selling Dealer		Amount
	Price		Issue

Michigan State Bldg. Auth.	11/17/97	Lehman Brothers		$2,000,000
	$94.655		7.53%
4.750% due 10/15/2013

Met. Water So. California	11/20/97	Morgan Stanley		  1,500,000
96.753
5.000% due 7/1/2018					  3,000,000	  97.401
5.000% due 7/1/2016					  4,500,000			3.95

Puerto Rico Infrastructure	11/21/97	Goldman Sachs		  2,000,000
97.631		3.57
5.000% due 7/1/2016

NYS Dorm Auth. Ment. Hlth.11/21/97	Paine Webber		  4,000,000
97.514		25.02
5.125% due 8/15.2017

New Jersey Trans Authority	12/10/97	Goldman Sachs		  6,235,000
94.922		7.28
4.750% due 6/15/2016

NYS Local Gov't. Asst. Corp.12/18/97	Lehman Brothers		  3,000,000
96.120		15.70
4.875% due 4/1/2020

NYS Dorm City University	3/30/98	Goldman Sachs		  1,000,000
97.769		17.10
5.000% due 7/1/16